UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 30, 2020 (January 28, 2020)

NEVADA POWER COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-52378	88-0420104
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

6226 West Sahara Avenue
Las Vegas, Nevada	89146
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (702) 402-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On January 28, 2020, Nevada Power Company (the “Company”) entered into an Underwriting Agreement between the Company and the underwriters named therein regarding the issuance and sale of $425 million of the Company’s 2.400% General and Refunding Mortgage Notes, Series DD, due 2030 (the “Series DD Notes”) and $300 million of the Company’s 3.125% General and Refunding Mortgage Notes, Series EE, due 2050 (the “Series EE Notes” and, together with the Series DD Notes, the “Notes”). The Underwriting Agreement contains certain customary representations, warranties and covenants concerning the Company and the registration statement relating to the offering of the Notes. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The transaction closed on January 30, 2020.

The Company will pay interest on the Series DD Notes on May 1 and November 1 of each year, beginning on May 1, 2020. The Company will pay interest on the Series EE Notes on February 1 and August 1 of each year, beginning on August 1, 2020. The Notes will be issued under and secured by the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented (the “G&R Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. The Series DD Notes will mature on May 1, 2030. The Series EE Notes will mature on August 1, 2050. The Company intends to use the net proceeds from the sale of the Notes to repay up to $575 million aggregate principal amount of the Company’s 2.750% General and Refunding Mortgage Notes, Series BB, maturing in April 2020 (the “Series BB Notes”), and for general corporate purposes. The Company has elected to redeem the Series BB Notes in full on February 28, 2020 pursuant to the terms of the Indenture.

At any time prior to February 1, 2030, the Company may redeem the Series DD Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Series DD Notes being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Series DD Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted to, but not including, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Officer’s Certificate) plus 15 basis points, plus, in each case, accrued interest thereon to the date of redemption.

At any time prior to February 1, 2050, the Company may redeem the Series EE Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Series EE Notes being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Series EE Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted to, but not including, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Officer’s Certificate) plus 20 basis points, plus, in each case, accrued interest thereon to the date of redemption.

The foregoing discussion of the Notes is qualified in its entirety by reference to the respective Officer’s Certificates establishing the terms of each series of the Notes under the G&R Indenture, copies of which are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

No.	Description

1.1	Underwriting Agreement, dated January 28, 2020, between the Company and the underwriters named therein
4.1	Form of Officer’s Certificate establishing the terms of the Company’s 2.400% General and Refunding Mortgage Notes, Series DD, Due 2030
4.2	Form of Officer’s Certificate establishing the terms of the Company’s 3.125% General and Refunding Mortgage Notes, Series EE, Due 2050
5.1	Opinion of Schiff Hardin LLP
5.2	Opinion of Hutchinson & Steffen, PLLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2020
NEVADA POWER COMPANY

	By:	/s/ Michael E. Cole
Michael E. Cole Vice President and Chief Financial Officer